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                                EXHIBIT (4)(iii)

                               AMENDMENT NO. 2 to

                  AGREEMENT FOR INVESTMENT MANAGEMENT SERVICES

         Amendment No. 2 dated as of the 20th day of June, 1985 to the AGREEMENT FOR INVESTMENT MANAGEMENT SERVICES, as amended, dated the 16th day of February, 1968 (the "Agreement") by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-2 ("VCA-2").

         Prudential and VCA-2 hereby agree as follows:

         1. Paragraph 3 of the Agreement is hereby amended to read as follows:

                                    3. Once each quarter, or with such greater
                           frequency as may be specified in a resolution adopted by The Prudential Variable Contract Account-2 Committee (the "Committee"), Prudential shall furnish to the Committee a schedule of the investments held in VCA-2 together with a statement of all purchases and sales made on behalf of VCA-2 during the period since the last preceding report.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first hereinabove mentioned.

Attest:                                  THE PRUDENTIAL INSURANCE COMPANY
                                         OF AMERICA

/S/                                      By/S/
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Assistant Secretary                      Vice President

Witnessed:                               THE PRUDENTIAL VARIABLE CONTRACT
                                         ACCOUNT-2

/S/                                      By/S/
--------------------------                 ---
Secretary                                Chairman